Exhibit 3.1.2
                                 AMENDMENTS  TO
                            ARTICLES OF INCORPORATION
                                  March 1, 1999

     THE BOARD OF DIRECTORS OF PINNACLE BUSINESS MANAGEMENT, INC. A NEVADA CORPORATION, FILE NUMBER 10008-1997, AT A MEETING DULY CONVENED AND HELD ON THE 22ND DAY OF FEBRUARY 1999, ADOPTED A RESOLUTION TO AMEND THE ORIGINAL ARTICLES OF INCORPORATION AS FOLLOWS:

THE  FOURTH  ARTICLE  IS  AMENDED  TO  READ  AS  FOLLOWS:
     ---------------

     THIS CORPORATION IS AUTHORIZED TO ISSUE ONE HUNDRED MILLION (100,000,000) SHARES OF STOCK AS FOLLOWS: FIFTY MILLION (50,000,000) COMMON SHARES AT ONE-TENTH OF ONE CENT ($.001) PAR VALUE AND FIFTY MILLION (50,000,000) PREFERRED SHARES AT ONE-TENTH OF ONE CENT ($.001) PAR VALUE. THE BOARD OF DIRECTORS HAS THE AUTHORITY TO PRESCRIBE BY RESOLUTION, THE VOTING POWER, DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF EACH CLASS AND SERIES OF STOCK ALL OR PART OF THE AGGREGATE AMOUNT OF THE SHARES OF STOCK MAY BE ISSUED BY THE CORPORATION FROM TIMETO TIME AND FOR SUCH CONSIDERATION AS MAY BE DETERMINED AND FIXED BY THE BOARD OF DIRECTORS, AS PROVIDED BY LAW.


     THE NUMBER OF SHARES OF THE CORPORATION OUTSTANDING AND ENTITLED TO VOTE ON AN AMENDMENT TO THE ARTICLES OF INCORPORATION IS 16,123,000; THAT THE SAID CHANGE AND AMENDMENT HAS BEEN CONSENTED TO AND APPROVED BY A MAJORITY VOTE OF THE STOCKHOLDERS HOLDING AT LEAST A MAJORITY OF EACH CLASS OF STOCK OUTSTANDING AND ENTITLED TO VOTE THEREON.

              /s/
------------------------------------
M. Bruce Hall,   President



             /s/
------------------------------------
Fred  Schultz   Secretary